EXHIBIT 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS

PRELIMINARY 2008 TAX FILING RESULTS

PARSIPPANY, NJ – May 21, 2008 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (NYSE: JTX) today reported preliminary tax filing results for the fiscal year ended on April 30, 2008.

Jackson Hewitt’s network of franchised and company-owned offices prepared 3.45 million tax returns in 2008, a decline of 5.3% compared to the prior year. Excluding Economic Stimulus Rebate tax returns, 3.39 million tax returns were prepared, a decline of 7.1%, versus previously announced expectations of a decline of 5% to 6%.

“The 2008 tax season turned out to be a difficult one for our company,” said Michael C. Yerington, president and chief executive officer of Jackson Hewitt. “On our third quarter call in March, we reported a slow start to the tax season relative to prior years, and expressed an expectation of improved performance during the second half of the season. Although our second half was stronger, we did not realize the level of tax return activity we anticipated.

“Jackson Hewitt has historically achieved solid top line growth, while maintaining a keen focus on generating cash and enhancing value for our shareholders,” continued Yerington. “For these reasons, 2008 has been particularly disappointing to me. To be clear, we understand the issues we need to address for the 2009 tax season, including offering a compelling pre-season product; revamping our marketing messages and programs to achieve tighter alignment with our core customers; selectively broadening distribution and partnership arrangements; and, realization of a more efficient and flexible cost structure throughout our organization. Our new management team, largely put in place just prior to the 2008 tax season, is already hard at work on these plans, which are aimed at putting us on the right trajectory for a strong 2009 tax season and beyond. I plan to touch further on the work we are doing when we conduct our conference call on June 5.”

Average revenues per tax return were approximately flat with the prior year as compared to prior expectations of growth of 1% to 2%, when adjusting both figures for Economic Stimulus Rebate tax returns. Jackson Hewitt believes that there remains “mid-single digit” pricing power within the industry and that the lower than historical average revenues per tax return experienced this year was largely due to the absence of 5% to 6% of non-recurring pricing opportunities realized in the prior year.

Based on the preliminary tax filing results, Jackson Hewitt now expects total revenues for the fiscal year to come in slightly below the low end of the previously communicated range of $282 to $292 million, and adjusted diluted earnings per share to be in the range of $1.34 to $1.39, as compared to previously provided guidance of $1.48 to $1.60. Both diluted earnings per share ranges exclude non-GAAP adjusted costs of $0.28 per diluted share, primarily for internal review and severance related costs in prior quarters, as previously disclosed in Jackson Hewitt’s third fiscal quarter earnings release.

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

During the fiscal year, Jackson Hewitt returned $120 million of cash to shareholders in the form of dividends and the repurchase of 3.5 million shares of common stock. During the fourth quarter, operating cash flow was utilized to reduce outstanding debt from $351 million to $231 million, favorable to previous guidance of $240 to $250 million of outstanding debt at year-end.

Credit Facility Amended

Jackson Hewitt has completed an amendment to its existing $450 million credit facility. The amendment provides for additional flexibility in connection with the allowable maximum consolidated leverage ratio under the credit facility covenants. The maximum consolidated leverage ratio has been amended to be 3.5x for the fiscal quarters ending July 31, 2008, through January 31, 2009, 3.15x for the fiscal quarters ending April 30, 2009, through October 31, 2009, and 3.0x for the fiscal quarters thereafter. The amendment also contains limitations with regard to share repurchases and acquisitions. A Current Report on Form 8-K will be filed with the Securities and Exchange Commission today regarding the amendment.

Fiscal Year 2008 Reporting Date and Analyst Conference Call

Jackson Hewitt will report its fiscal 2008 results prior to the opening of trading on the New York Stock Exchange on Thursday, June 5, 2008. On the same morning at 8:30 a.m. (EDT), Michael Yerington, president and chief executive officer, and Dan O’Brien, chief financial officer, will host an analyst conference call to discuss the results from the current fiscal year and the initiatives already underway for next tax season. The press release will be available at the Investor Relations tab of Jackson Hewitt’s website, www.jacksonhewitt.com. The conference call will be simulcast live and a replay will be available on the Internet through the same website.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with approximately 6,800 franchised and company-owned offices throughout the United States during the 2008 tax season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040

Forward-Looking Statements

This press release contains statements, including, without limitation, those statements relating to pricing, total revenues and diluted earnings per share, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: Jackson Hewitt’s ability to achieve the same levels of growth in revenues and profits in the future as we have in the past; Jackson Hewitt’s ability to successfully attract and retain key personnel; government initiatives that simplify tax return preparation or reduce the need for a third party tax return preparer, improve the timing and efficiency of processing tax returns or decrease the number of tax returns filed; the trend of tax payers filing their tax returns later in the tax season; the success of Jackson Hewitt’s franchised offices; Jackson Hewitt’s responsibility to third parties, regulators or courts for the acts of, or failures to act by, Jackson Hewitt’s franchisees; government legislation and regulation of the tax return preparation industry and related financial products, including refund anticipation loans, and the failure by us, or the financial institutions which provide financial products to Jackson Hewitt’s customers, to comply with such legal and regulatory requirements; the Department of Justice lawsuits and Internal Revenue Service examinations; the effectiveness of Jackson Hewitt’s tax return preparation compliance program; increased regulation of tax return preparers; Jackson Hewitt’s exposure to litigation; the failure of Jackson Hewitt’s insurance to cover all the risks associated with Jackson Hewitt’s business; Jackson Hewitt’s ability to protect Jackson Hewitt’s customers’ personal and financial information; the effectiveness of Jackson Hewitt’s marketing and advertising programs and franchisee support of these programs; disruptions in Jackson Hewitt’s relationships with Jackson Hewitt’s franchisees; changes in Jackson Hewitt’s relationships with financial product providers that could reduce the revenues we derive from Jackson Hewitt’s agreements with these financial institutions as well as affect Jackson Hewitt’s customers’ ability to obtain financial products through Jackson Hewitt’s tax return preparation offices; changes in Jackson Hewitt’s relationships with retailers and shopping malls that could affect Jackson Hewitt’s growth and profitability; the seasonality of Jackson Hewitt’s business and its effect on Jackson Hewitt’s stock price; competition from tax return preparation service providers, volunteer organizations and the government; Jackson Hewitt’s ability to offer innovative new financial products and services; Jackson Hewitt’s reliance on technology systems and electronic communications to perform the core functions of Jackson Hewitt’s business; Jackson Hewitt’s ability to protect Jackson Hewitt’s intellectual property rights or defend against any third party allegations of infringement by us; Jackson Hewitt’s reliance on cash flow from subsidiaries; Jackson Hewitt’s compliance with credit facility covenants; Jackson Hewitt’s exposure to increases in prevailing market interest rates; Jackson Hewitt’s quarterly results not being indicative of Jackson Hewitt’s performance as a result of tax season being relatively short and straddling two quarters; Jackson Hewitt’s ability to pay dividends in the future; certain provisions that may hinder, delay or prevent third party takeovers; changes in accounting policies or practices and Jackson Hewitt’s ability to maintain an effective system of internal controls; delays in the passage of tax laws and their implementation; and, the effect of market conditions, general conditions in the tax return preparation industry or general economic conditions.

Additional information concerning these and other risks that could impact Jackson Hewitt’s business can be found in Jackson Hewitt’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007, and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or Jackson Hewitt’s website. Jackson Hewitt assumes no obligation, and Jackson Hewitt expressly disclaims any obligation, to update or alter any forward-looking statements.

Contacts:
Investor Relations:	Media Relations:
David G. Weselcouch	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

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